UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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CytoDyn Inc.

(Name of Registrant as Specified in Its Charter)

PAUL A. ROSENBAUM
JEFFREY PAUL BEATY
ARTHUR L. WILMES
THOMAS J. ERRICO, M.D.

BRUCE PATTERSON, M.D.

PETER STAATS, M.D., MBA

MELISSA YEAGER
CCTV PROXY GROUP, LLC

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The participants named herein (collectively, the “Participants”), have filed a definitive proxy statement with the Securities and Exchange Commission in connection with the 2021 annual meeting of stockholders of CytoDyn Inc., a Delaware corporation (the “Company”).

On November 4, 2021 (after 5:30 PM Eastern Time), the Participants posted the following letter on their website, at www.advancingll.com and e-mailed the letter to certain stockholders of the Company.

No Plan! No Shares!

Time for Accountability

CEO Nader Pourhassan and the CytoDyn Board are again asking for more authorized shares. As in the past, there is no specific plan for the shares and shareholders have every reason to believe that these shares will be squandered just as have the 550 million shares that have been authorized since August 2016. This will be the seventh request for more shares in approximately the last five years. Now the same CEO and hand-picked Board nominees are back at it. This time, however, they are asking for a record 200 million additional shares. It is time to just say no. The time for accountability is now!

550 Million Shares! 200 Million More! Nothing to Show for It!

CEO Nader Pourhassan and the Board’s prior use of authorized shares has destroyed shareholder value and this recent request will be do the same thing.

•	August 24, 2016 Annual Meeting. Increase authorized shares from 250 million to 350 million. Result: No revenue, no FDA approval, 28.6% dilution of shareholder value.

•	August 24, 2017 Annual Meeting. Increase authorized shares from 350 million to 375 million. Result: No revenue, no FDA approval, cumulative 33.3% dilution of shareholder value.

•	June 7, 2018 Special Meeting. Increase authorized shares from 375 million to 450 million. Result: No revenue, no FDA approval, cumulative 44.4% dilution of shareholder value.

•	November 8, 2018 Annual Meeting. Increase authorized shares from 450 million to 600 million. Result: No revenue, no FDA approval, cumulative 58.3% dilution of shareholder value.

•	May 22, 2019 Special Meeting. Increase authorized shares from 600 million to 700 million. Result: No revenue, no FDA approval, cumulative 64.3% dilution of shareholder value.

•	June 2020 Special Meeting. Increase authorized shares from 700 million to 800 million. Result: No revenue, no FDA approval, cumulative 68.8% dilution of shareholder value.

•	November 2021 Annual Meeting. Increase shares from 800 million to 1billion, with B. Result: No prospects for revenue, no prospects for FDA approval, cumulative 75.0% dilution of shareholder value.

Enough is Enough!

Additional authorized shares may be justified in competent hands. CEO Nader Pourhassan and his hand-picked Board has shown a complete lack of competence in managing and using additional shares to increase shareholder value. Neither he nor his constant rubber stamp Board should be entrusted with another share.

No Competence, No Credibility!

CEO Nader Pourhassan’s incompetence and lack of credibility have been on full display in the last month. We have learned that CEO Nader Pourhassan ordered a BLA submission that had no chance of success because he was “getting bombarded by investors who are very frustrated with me and CytoDyn.” CEO Nader Pourhassan clearly knew the filing was not complete since he ordered the filing “even if we are short in no matter what portion of whatever it is that we are short.” No competent or ethical CEO directs such action. No competent, ethical, or fiduciary-minded Board would tolerate this behavior in its CEO, especially a CEO who has refused to come clean about the reasons for the failed BLA submission or disclose the real reason for a Refusal to File. CEO Nader Pourhassan was content to throw other parties to the wolves as long has he could keep the circumstances hidden from Shareholders. He continues to have his paid attack dogs on social media blame others for his failures. Meanwhile, the value of your shares continues a steady decline since these disclosures have become known. The current Board is silent, implicitly tolerating this CEO malfeasance.

USE Your Voices! Send a Message! Vote No!

CEO Nader Pourhassan and his hand-picked board nominees cannot be trusted. Reputable sources of capital will not do business with him or the company. The SEC and DOJ are conducting active investigations into the actions and behavior of the CEO and Company. All this time, we hear nothing from the Independent Board members entrusted with the fiduciary responsibility to shareholders. We are only to conclude a complete lack of concern by their silence. We have shown how to manage this company without additional authorized shares. That plan is public, but it relies upon a reputable CEO and knowledgeable Board. Neither exists at CytoDyn. The time for accountability to shareholders is now! Send a message to CEO Nader Pourhassan and the Board and hold them accountable.

WE URGE YOU TO VOTE NO ON THE AUTHORIZATION OF ANOTHER 200 MILLION SHARES.

Additional Information

As previously disclosed, on October 13, 2021, the Court of Chancery of the State of Delaware (the “Chancery Court”) denied the application by Paul A. Rosenbaum, Jeffrey P. Beaty and Arthur L. Wilmes (together, the “Investor Group”) for a preliminary injunction to delay the 2021 annual meeting of CytoDyn to permit the Investor Group to pursue an appeal of the decision by the Chancery Court that resulted in the Board of Directors of CytoDyn not being required to place the Investor Group’s director nominees on the ballot to be voted on at the 2021 annual meeting of shareholders of CytoDyn.

While the Investor Group continues to believe that the Chancery Court’s ruling is fundamentally flawed (legally and factually) and that the Investor Group would have prevailed upon appeal, the Investor Group has decided to abandon its proxy contest for the election of five highly qualified director nominees to the board of directors of CytoDyn at the 2021 annual meeting. While the Investor Group is no longer pursuing a proxy contest at the 2021 annual meeting, it may pursue other options available to it to effect desperately-needed change at CytoDyn.

As previously disclosed, your vote on the Participant’s WHITE proxy card will not be counted IN ANY MANNER, including for the purposes of determining a quorum at the annual meeting or as to any of the matters set forth therein. Stockholders can vote on CytoDyn’s BLUE proxy card to register their frustration with management and send a message that management’s continued destruction of stockholder value will not be tolerated.  This communication is not a solicitation of a proxy, and is hereby not seeking, directly or indirectly, the power to act as proxy for any security holder.